Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Launch
of Senior Notes Offering

BURLINGTON, NEW JERSEY, February 14, 2013 –Burlington Coat Factory Investments Holdings, Inc. (the “Company”) announced today that its indirect parent company Burlington Holdings, LLC and its subsidiary Burlington Holdings Finance, Inc. (collectively, the “Issuers”) intend to offer, subject to market conditions, $300.0 million in aggregate principal amount of their senior notes due 2018 (the “Notes”).  The proceeds from the sale of the Notes are anticipated to be used to make a distribution to the Issuers’ equity holders and pay related transaction fees and expenses.  The Issuers are not obligors or guarantors under the Company’s existing senior secured credit facilities or indenture.  The exact terms and timing of the Notes offering will depend upon market conditions and other factors.

The Notes will be offered to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering of the Notes. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. For a discussion of these risks, uncertainties and assumptions, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, entitled “Risk Factors” and discussions of potential risks and uncertainties in the Company’s subsequent filings with the Securities and Exchange Commission.